                         FAMOUS DAVE'S OF AMERICA, INC.

       SUPPLEMENT, DATED JUNE 27, 1997, TO PROSPECTUS DATED JUNE 23, 1997

                               WARRANT REDEMPTION

     On June 25, 1997, Famous Dave's of America, Inc. (the "Company") called for redemption on July 28, 1997 (the "Redemption Date") all of its outstanding Redeemable Class A Warrants (the "Class A Warrants"), at the price of $.01 per Class A Warrant (the "Redemption Price"), for a total redemption price of $26,450.

     Each Class A Warrant entitles the registered holder thereof to purchase one share of Common Stock at $8.50 per share of Common Stock.

     THE RIGHT TO EXERCISE THE CLASS A WARRANTS EXPIRES AT 5:00 P.M., MINNEAPOLIS, MINNESOTA TIME ON MONDAY, JULY 28, 1997, WHICH IS THE LAST FULL BUSINESS DAY PRIOR TO THE REDEMPTION DATE. THEREAFTER THE CLASS A WARRANT WILL NO LONGER BE EXERCISABLE, AND THE HOLDERS OF CLASS A WARRANTS WILL HAVE ONLY THE RIGHT TO THE REDEMPTION PRICE.

     The Class A Warrants may be exercised upon surrender of the certificate therefor on or prior to 5:00 p.m., Minneapolis, Minnesota time, on MONDAY, JULY 28, 1997, at the offices of the Company's transfer agent, Firstar Trust Company, 615 East Michigan Street, Fourth Floor, Milwaukee, WI 53202 (the "Warrant Agent") with the "Purchase Form" on the reverse side of the certificate filled out and executed as indicated, accompanied by payment (in the form of certified or bank check payable to the order of Famous Dave's of America, Inc.) of the full exercise price for the number of Class A Warrants being exercised. Holders of the Class A Warrants will automatically forfeit all rights thereunder except the right to receive the $.01 Redemption Price unless the Class A Warrants are exercised on or before Monday, July 28, 1997.

     The Company will receive an aggregate of approximately $22,432,500 in net proceeds from the issuance of the Common Stock upon exercise of all of the outstanding Class A Warrants, after deducting expenses of this offering of approximately $50,000. The Company intends to apply the net proceeds from the exercise of Class A Warrants toward the development of additional restaurants, working capital and general corporate purposes.